Exhibit 99.2

W. R. GRACE & CO. AND SUBSIDIARIES
PRO FORMA AND PROSPECTIVE
FINANCIAL INFORMATION

FEBRUARY 27, 2009

W. R. GRACE & CO. AND SUBSIDIARIES

PRO FORMA AND PROSPECTIVE FINANCIAL INFORMATION

The following pro forma and prospective financial information (the “Financial Information”) of W. R. Grace & Co. and its Subsidiaries (“Grace”) has been prepared for the sole purpose of evaluating the feasibility of the proposed Joint Plan of Reorganization (as such plan may be amended or modified, the “Plan”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) of W. R. Grace & Co., certain of its Subsidiaries, the Official Committee of Asbestos Personal Injury Claimants, the Personal Injury Future Claimants’ Representative, and the Official Committee of Equity Security Holders.  The Financial Information reflects Grace’s estimate of its expected consolidated financial position, results of operations, and cash flows as if the Plan were adopted as proposed.  The Financial Information was prepared on the basis of the global operations of Grace, which include certain domestic and international subsidiaries and affiliates that are not debtors under the Bankruptcy Code. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

WHILE GRACE BELIEVES THAT THE ASSUMPTIONS UNDERLYING THE PRO FORMA AND PROSPECTIVE FINANCIAL INFORMATION, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE IS GIVEN THAT ANY OF THE FINANCIAL RESULTS WILL BE REALIZED. THIS FINANCIAL INFORMATION SHOULD NOT BE REGARDED AS A GUARANTEE OR WARRANTY BY GRACE, ITS ADVISORS, OR ANY OTHER PERSON, AS TO THE ACHIEVABILITY OF THE PRO FORMA OR PROSPECTIVE FINANCIAL POSITION, RESULTS OF OPERATIONS, EARNINGS PER SHARE OR CASH FLOWS.  GRACE ASSUMES NO OBLIGATION OR UNDERTAKING TO UPDATE THE FINANCIAL INFORMATION TO REFLECT EVENTS OR CIRCUMSTANCES OCCURRING AFTER THE DATE OF THE FINANCIAL INFORMATION.

The Financial Information contains forward-looking statements, that is, information related to future, not past, events.  Such information generally includes the words “assumes,” “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “anticipates,” “continues” or similar expressions.  For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  All estimates and assumptions underlying the Financial Information were developed by Grace.  Estimates of projected operating performance and cash flows were based upon Grace’s current operating plans and strategic plans which include consideration of recent historic performance, expected future economic conditions, investment plans and other relevant factors.  The assumptions disclosed herein are those that Grace believes are significant to the understanding and evaluation of the Financial Information.  Although Grace believes the assumptions used are reasonable under the circumstances, Grace is subject to risks and uncertainties that could cause actual results to differ materially from the assumptions, estimates and results projected in these forward-looking statements.  Factors that could cause actual results to materially differ from the assumptions, estimates and results projected in these forward-looking statements include: Grace’s bankruptcy and proposed plan of reorganization, the availability of financing for Grace’s proposed plan of reorganization, Grace’s legal proceedings (especially the Montana criminal proceeding and environmental proceedings), the cost and availability of raw materials and energy, Grace’s unfunded pension liabilities, costs of environmental compliance, risks related to foreign operations, especially security, regulation and currency risks, and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the United States Securities and Exchange Commission (“SEC”) and are readily available on the Internet at www.sec.gov.  Despite Grace’s efforts to foresee and plan for the effects of changes in these circumstances, Grace cannot predict their impact with certainty.  Consequently, actual financial results will likely vary from those shown in the Financial Information, and the variations could be material.

The Financial Information was prepared by Grace using guidelines promulgated by the SEC and the American Institute of Certified Public Accountants (“AICPA”); however, the Financial Information is prepared in a format that may not be comparable to information in our financial statements included in our filings with the SEC.  As a result, investors in Grace common stock should not rely upon the Financial Information.  The Financial Information has not been audited or reviewed by registered independent accountants.

I.     FINANCIAL INFORMATION PRESENTED

The Financial Information includes:

•                  Pro forma condensed consolidated balance sheet of Grace as of December 31, 2008, reflecting the accounting effects of the Plan as if it became effective on that date.

•                  Pro forma consolidated statements of operations of Grace for the year ended December 31, 2008 reflecting the accounting effects of the Plan as if it became effective on December 31, 2007.

•                  Projected condensed consolidated balance sheets of Grace as of December 31, 2009 and 2010, as if the Plan became effective on December 31, 2009, together with historical information as of December 31, 2006, 2007 and 2008.

•                  Projected consolidated statements of operations and analysis of continuing operations of Grace for the years ending December 31, 2009 and 2010, as if the Plan became effective on December 31, 2009, together with historical information for the years ended December 31, 2006, 2007 and 2008.

•                  Projected condensed consolidated statements of cash flows of Grace for the years ending December 31, 2009 and 2010, as if the Plan became effective on December

31, 2009, together with historical information for the years ended December 31, 2006, 2007 and 2008.

The Financial Information has been prepared in conformity with United States Generally Accepted Accounting Principles consistent with the accounting policies currently used by Grace in the preparation of its consolidated financial statements.  A detailed explanation of Grace’s accounting policies is provided in Grace’s 2008 Form 10-K.  The Plan will be accounted for in accordance with AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”).

The Financial Information should be read in conjunction with the significant assumptions, qualifications and notes set forth herein and with the audited consolidated financial statements for the year ended December 31, 2008 contained in Grace’s 2008 Form 10-K.  The historical financial information included herein was derived from such document.  The 2008 Form 10-K is available at www.grace.com or from the SEC’s EDGAR system at www.sec.gov.

II.    THE PLAN OF REORGANIZATION

A.    GENERAL TERMS AND ASSUMPTIONS

The Plan is considered a “hypothetical assumption” (as defined under AICPA guidance for prospective financial information) until confirmed by the Bankruptcy Court.  The Plan may change significantly as proceedings under Grace’s Chapter 11 cases continue.

The Financial Information assumes that Grace will emerge from Bankruptcy on December 31, 2009 (the Effective Date) with a confirmed Plan that includes the following major terms:

Asbestos-Related Claims:

•                  Asbestos personal injury claims (“Asbestos PI Claims”) and asbestos property damage claims (“Asbestos PD Claims”) will be resolved through the creation of two separate trusts (the “Asbestos PI Trust” and the “Asbestos PD Trust”), both established pursuant to section 524(g) of the Bankruptcy Code (“Section 524(g)”).  The specific components of the Grace contribution to the Asbestos PI Trust are:

•                  Cash of approximately $392 million (plus interest) including $250 million pursuant to the asbestos personal injury settlement announced in April 2008 and approximately $142 million pursuant to the arrangement described below:

In order to ensure that the Sealed Air Indemnified Parties and the Fresenius Indemnified Parties obtain Section 524(g) protection with respect to property damage claims, Cryovac and Fresenius will pay a total of approximately $142 million (plus interest and certain Trust expenses) to the Asbestos PD Trust, which amount would otherwise have been paid by Grace for resolved property damage claims.  As an offset, the Cryovac and Fresenius payments to the Asbestos PI Trust will be reduced and Grace’s payment to the Asbestos PI Trust will correspondingly increase.

•                  Warrants (“Warrants”) to acquire 10 million shares of Grace common stock at an exercise price of $17 per share expiring one year after the Effective Date.

•                  Deferred payments (“PI Deferred Payments”) of $110 million per year for five years beginning January 2, 2019 and of $100 million per year for ten years beginning January 2, 2024.

•                  Rights to proceeds under Grace’s asbestos-related insurance coverage.

•                  Asbestos PD Claims will be resolved as outlined in the Plan through the payment by Cryovac and Fresenius of approximately $142 million (plus interest and certain Trust expenses) to the Asbestos PD Trust.  This amount includes the $30 million payment for US ZAI PD Claims to be made at the Effective Date.  Grace will contribute to the Asbestos PD Trust:

•                  With respect to Class 7A Claims (Asbestos PD claims, excluding US and Canadian ZAI PD Claims), a deferred payment obligation to fund Allowed Claims resolved after the Effective Date and Asbestos PD Trust Expenses.

•                  With respect to Class 7B Claims (US ZAI PD Claims), a deferred payment obligation of $30 million payable on the third anniversary of the Effective Date (the “ZAI Deferred Payment”) and up to ten contingent payments of $8 million per year during the 20-year period beginning on the fifth anniversary of the Effective Date.  These contingent payments will be made only in the event certain conditions are met, including that the assets available in the Asbestos PD Trust to pay Class 7B Claims fall below $10 million in value.

•                  With respect to Canadian ZAI PD Claims, a payment of approximately CDN $6.5 million to the CDN ZAI PD Claim Fund.

•                  Cryovac will contribute directly to the Asbestos PI Trust and the Asbestos PD Trust a total of (i) cash of $512 million plus accrued interest of 5.5% from December 21, 2002, and (ii) 18 million shares of Sealed Air Corporation common stock.

•                  Fresenius will contribute directly to the Asbestos PI Trust and Asbestos PD Trust a total of $115 million.

Other Claims and Emergence Contingencies:

•                  Grace will pay approximately $1,083 million (estimated as of December 31, 2008) plus accrued interest to satisfy other claims payable at the Effective Date.  In addition,

“Emergence Contingencies” in the amount of $100 million are assumed to be paid at the Effective Date.

Ongoing Liabilities:

•                  Grace will satisfy all other liabilities subject to compromise as they become due and payable after emergence.  Such liabilities are estimated at approximately $381 million as of December 31, 2008 and include amounts for postretirement benefits, income tax contingencies, environmental contingencies, and probable and estimable payments to the Asbestos PD Trust.

The Financial Information assumes payment to Holders as set forth in the Plan.  It assumes no payments for contingencies not contemplated by the Plan, including but not limited to default interest on Grace’s pre-petition bank debt claims (as demanded by the pre-petition bank debt holders) and resolution of the Libby criminal case.  (The Financial Information assumes that payments for Libby defense costs continue in 2009.)  If any of such contingencies become probable and estimable, Grace intends to record a liability at that time.

B.    EXIT FINANCING

The Financial Information assumes that Grace will pay claims with existing cash and investments, future operating cash flow and borrowings under a new credit facility.  The Financial Information assumes a new $1,250 million credit facility to fund allowed claims payable on the Effective Date and to provide working capital and letters of credit for post emergence operations.  Of such amount, $1,000 million is assumed borrowed on the Effective Date, with $250 million of revolver capacity undrawn and available for future needs.  For purposes of the pro forma balance sheet only, the exit financing requirement is $1,150 million.  The difference of $150 million reflects the benefit of additional net cash flow assumed to be generated during 2009.  We expect our actual exit financing requirement to be approximately $1,000 million.

The Financial Information assumes a 9% coupon rate on outstanding borrowings.  The exit financing may be issued at a discount.  The possibility of such a discount was considered in developing the amount of the assumed Emergence Contingency.

Obtaining exit financing in an amount and on terms satisfactory to Grace is a condition to the occurrence of the Effective Date.  If we are unable to obtain the necessary financing on acceptable terms, Grace’s emergence from Chapter 11 may be delayed.

III.   PRO FORMA FINANCIAL INFORMATION

A.    PRO FORMA BALANCE SHEET — The pro forma balance sheet as of December 31, 2008 reflects the accounting effects of the Plan as if it became effective on that date.  The income tax effects of the pro forma adjustments have been computed at a 35%

Federal tax rate (state deferred income tax assets carry a full valuation allowance and do not change).

Following is a description of the pro forma adjustments:

1.     Adjustment to Liability and Additional Expense — Reflects a reduction of approximately $399 million of asbestos-related contingencies under the terms of the Plan, partially offset by a $100 million liability for Emergence Contingencies, which are assumed fully deductible for tax purposes.  The reduction of total liabilities subject to compromise would reduce deferred tax assets.

2.     Borrowings Under New Credit Agreements — For purposes of the pro forma balance sheet as of December 31, 2008 only, reflects $1,150 million of debt funded at emergence and the implementation of tax planning strategies that allow Grace to place up to $300 million of debt in its foreign subsidiaries on a tax efficient basis.  The anticipated tax planning strategies are assumed to generate U.S. taxable income and to use approximately $105 million (on a tax-effected basis) of net operating loss (“NOL”) carryforwards.  The anticipated strategy is assumed to generate tax deductions in the foreign subsidiaries that would immediately reduce cash taxes in those subsidiaries.

For purposes of the projections, the exit financing requirement is assumed to be $1,000 million as of December 31, 2009.  The difference of $150 million reflects the benefit of additional net cash flow assumed to be generated during 2009.  We expect our actual exit financing requirement to be approximately $1,000 million.

3.     Disposition of COLI — Reflects the net proceeds of the sale or surrender of corporate-owned life insurance polices to provide additional cash at emergence.

4.     Consideration to the Asbestos Trusts — Reflects the transfer by Grace to the Asbestos PI Trust and the Asbestos PD Trust of (i) cash of approximately $397 million, (ii) the Warrants, (iii) the PI Deferred Payments, (iv) the PD Deferred Payment, and (v) rights to proceeds from Grace’s product liability insurance policies. The cash payment includes $250 million pursuant to the asbestos personal injury settlement announced in April 2008, $112 million of asbestos property damage settlements, $30 million pursuant to the US ZAI settlement and CDN$6.5 million pursuant to the Canadian ZAI Settlement.

The Warrants are assumed to be valued at approximately $5 million.  The value of the Warrants would be deductible for tax purposes when transferred to the Asbestos PI Trust.  The related deferred income tax assets are reclassified from temporary differences to NOL carryforward.

Both the PI Deferred Payments and the $30 million ZAI Deferred Payment are valued using a 10% discount rate and have an aggregate estimated net present value of approximately $361 million as of December 31, 2008.  Grace would recognize income tax deductions on the Deferred Payments when cash payments are made to the respective Asbestos PI and PD Trusts.  We assume that payments of the US ZAI contingent payments are not probable, and no such payments are included in this amount.

The transfer of rights to insurance proceeds has no net tax effect as insurance income would be offset by deductions generated from the transfer to the Asbestos PI Trust.

5.     Payment of Remaining Pre-Petition Liabilities — Reflects the payment of all remaining claims payable on the Effective Date, including the Emergence Contingencies.  The related deferred income tax assets are reclassified from temporary differences to NOL carryforward.

6.     NOLs and Future Tax Deductions — The Financial Information assumes that Grace will receive federal and state income tax deductions attributable to its payment of certain bankruptcy claims.  After the pro forma adjustments to the December 31, 2008 balance sheet, NOL carryforwards are increased to approximately $561 million (tax effected at approximately $196 million), with future anticipated deductions of $1,580 million attributable to the PI Deferred Payments and the $30 million ZAI Deferred Payment.  It is assumed that use of these tax benefits will be unrestricted and that a valuation allowance will not be established.  However, the realization of the tax benefits depends on the amount and timing of future U.S. taxable income and the avoidance of limitation events that would apply in the event that Grace undergoes an “ownership change” (as defined by the Internal Revenue Code).  If Grace were to undergo an ownership change, NOLs and future deductions could be severely restricted or even eliminated in whole or in part.  Accordingly, the Plan provides the Board of Directors with authority, under certain prescribed circumstances, to impose restrictions on the transfer of Grace stock.  These restrictions would generally only apply to certain 5% shareholders as provided in the Plan.

The pro forma balance sheet at December 31, 2008 also reflects the effects of anticipated tax planning strategies related to the placement of debt in Grace’s foreign subsidiaries that would reduce cash taxes paid during the projection period.

B.    PRO FORMA STATEMENTS OF OPERATIONS — The pro forma statements of operations reflect the accounting effects of the Plan as if it became effective on December 31, 2007 for the year ended December 31, 2008

The pro forma income adjustments consist of:

1.     Reduction of selling, general and administrative expenses to reflect lower insurance, legal and other non-continuing, non-core costs.

2.     Elimination of interest expense for the pre-petition debt and the addition of interest expense for the exit financing.  The Financial Information assumes a 9% coupon rate on outstanding borrowings under the new credit facility.

3.     Imputed interest expense accrued on the PI and ZAI Deferred Payments, assuming a 10% accrual rate.

4.     Reduction in Chapter 11 expenses (net of interest income) reflecting the conclusion of the Chapter 11 cases.  Chapter 11 expenses incurred in the year after emergence are assumed to be $20 million.

5.     Reclassification of interest income from Chapter 11 expenses to other income to reflect the accounting classification expected to be used after emergence.

6.     Tax effects of the pro forma adjustments at a 35% effective tax rate.

IV. PROSPECTIVE FINANCIAL INFORMATION — SIGNIFICANT ASSUMPTIONS

A.  GENERAL ECONOMIC AND INDUSTRY FACTORS

The prospective financial information has been prepared at a time of heightened global economic uncertainty.  Economic growth has slowed or turned negative in North America, Europe and the other regions in which we operate.  We experienced a sharp decline in customer demand during the fourth quarter of 2008, and we assume customer demand in 2009 will remain well below trend levels.  Raw materials and energy costs have increased and become more volatile.  We experienced very significant cost increases through most of 2008.  The cost of certain materials has since moderated, but many costs remain high.  Foreign currency exchange rates have become more volatile.  The U.S. dollar/euro exchange rate has traded over a wide range since the beginning of 2008.  The U.S. dollar/euro exchange rate was $1.40/euro on December 31, 2008, and was $1.27/euro as of February 26, 2009.  Credit markets have experienced significant disruptions since the third quarter of 2008.  In addition, the U.S. and foreign governments have initiated or are considering policy initiatives that may further impact economic conditions.  Together, these factors make forecasting future economic trends difficult.

Grace has made assumptions about economic growth, inflation, and currency exchange rates in order to develop the prospective financial information.  Although Grace believes the assumptions made are reasonable under the circumstances, such assumptions are subject to significant uncertainties.  Actual economic conditions will likely vary from those assumed in the prospective financial information, and such variations could have a material effect on Grace’s actual consolidated financial position, results of operations, and cash flows.

Grace’s sales are affected by the rate of economic growth and general economic conditions in the regions in which it operates and the level of demand in the petroleum refining industry and the construction industry (among other industries).  Both industries are currently experiencing increased uncertainty with respect to overall industry conditions and reduced demand for certain products and in certain regions.  Economic growth in North America and Europe is assumed to be negative in 2009.  Growth in these regions in 2010 is assumed to be moderately positive.

Inflation on raw materials (excluding metals) and energy costs totaled approximately $160 million in 2008, an increase of approximately 15% compared with 2007.  Certain raw materials costs began to decline by late fourth quarter, and we assume that this deflationary trend continues through 2009.  Raw materials and energy costs are assumed to increase moderately in 2010 assuming global economic conditions begin to recover in that year.

Grace manages its operations to maximize sales, earnings and cash flow based on actual and expected economic conditions.  The prospective financial information assumes operating strategies appropriate to the economic assumptions described above.  As economic conditions further develop in 2009 and 2010, Grace will adjust its operating strategies as appropriate.  Actual operating strategies may vary from those assumed in the prospective financial information, and such variations could have a material effect on Grace’s results.

In 2008, we began managing cash flow more aggressively in order to reduce our exit financing requirements and in response to declining customer demand.  During the fourth quarter, we reduced net working capital by approximately $132 million driven by improvements in inventory management, extended payment terms with our suppliers, and more effective collection efforts.  Significant additional working capital improvements are targeted in 2009.  In 2009, we expect our annual incentive compensation program to be focused primarily on operating free cash flow.

B.  CURRENCY

Grace operates in over 40 countries and generates more than two-thirds of its sales outside the United States.  Accordingly, Grace is exposed to currency exchange rate fluctuations that impact reported sales, earnings, and cash.  Grace’s most significant foreign currency exposure is to the euro.  The Financial Information assumes a U.S. dollar/euro exchange rate of $1.30/euro for the projected periods of 2009 and 2010.   The U.S. dollar/euro exchange rate as of February 26, 2009 was $1.27/euro.  The average U.S. dollar/euro exchange rate used by Grace in 2008 was $1.51/euro.  No other foreign currency accounts for more than 5% of Grace’s sales or earnings.

C.  SALES

Sales are assumed to decrease approximately 11% from 2008 to 2009 and to increase almost 6% from 2009 to 2010.  The assumed 2009 decrease in sales is primarily based on assumed weaker customer demand and assumed unfavorable foreign currency translation effects.  Partially offsetting these effects is the assumed benefit of price increases implemented in 2008 and 2009, and the assumed benefit of Grace’s growth strategies, including increasing business with existing customers, acquisition of new customers, commercialization of new products, and penetration of new geographic regions.  Sales growth in 2010 is assumed to benefit from an improvement in economic conditions and customer demand.  Grace expects sales growth to return to historical levels as global economic growth returns to its trend levels, although this is expected to occur after 2010.

D.  COST OF GOODS SOLD AND OPERATING EXPENSES

Cost of goods sold is assumed to decrease in 2009.  Gross profit percentage is assumed to increase to 30.9% from 29.5% in 2008 based primarily on assumed declines in raw materials and energy costs and assumed productivity initiatives.  Many raw materials are expected to decrease in cost in 2009, however, raw materials such as caustic soda and some rare earths remain high.  In response to high raw materials costs, we are reviewing pricing in our contracts with suppliers more frequently, and we have accelerated programs to identify alternate suppliers and to qualify substitute raw materials where doing so will help us further reduce costs.  Gross profit percentage is assumed to increase to 31.7% in 2010 to reflect the assumed benefit of increased volumes and continuing productivity improvement initiatives.

Raw materials and energy costs reached a peak for Grace in the fourth quarter of 2008.  These high costs will be included in cost of goods sold in 2009, significantly unfavorably affecting gross profit as discussed further in Note L below.  We assume reduced levels of production in 2009 in order to further reduce inventory levels, continuing the strategy we implemented in the fourth quarter of 2008.  As a result, manufacturing costs that were or would otherwise have been capitalized in inventories will be charged to cost of goods sold.

Selling, general and administrative expenses are assumed to decrease in 2009 and 2010 reflecting cost reduction actions, including the restructuring actions announced in 2009.

Together with cost reduction actions completed in 2008, these actions are expected to yield approximately $40 million of annualized cost savings by 2010.  Grace expects to record a charge of approximately $20 million in the first quarter of 2009 related to these restructuring actions.

E.  EARNINGS

Pretax income from core operations (“Core EBIT”) is assumed to decrease approximately 20% from 2008 to 2009 and to increase approximately 14% from 2009 to 2010.  Pre-tax income from core operations before depreciation and amortization (“Core EBITDA”) is assumed to decrease approximately 15% and to increase approximately 10% over the same periods.  The decline in Core EBITDA is assumed to be greater than the decline in sales in 2009 primarily due to the decrease of manufacturing costs capitalized in inventory, increased pension expense, and the restructuring charge.  Core EBITDA growth is assumed to exceed sales growth in 2010 primarily due to improved gross profit percentage from higher production volumes.  Earnings growth rates during the projection period reflect the unfavorable effect of the global economic downturn.  Grace expects earnings growth to return to historical levels as global economic growth returns to its trend levels, although this is expected to occur after 2010.

F.    INTEREST EXPENSE

The Financial Information assumes a 9% coupon rate on outstanding borrowings under the new debt facility.  The exit financing may be issued at a discount.  The possibility of such a discount was considered in developing the assumed amount of the Emergence Contingency, but is not reflected in the assumptions regarding interest expense.

G.    CHAPTER 11 EXPENSES

Chapter 11 expenses are projected in 2009 based upon expected levels of activity in the Chapter 11 cases.  Chapter 11 expenses incurred in 2010 are assumed to be $20 million.

H INCOME TAXES

The effective tax rate on income before taxes and minority interest is approximately 33% in 2009 and 34% in 2010.  The increase in tax rate is caused primarily by the effect of placing debt in non-U.S. jurisdictions where the tax rate is lower than the U.S. rate.  Placing debt in non-U.S. subsidiaries generates net cash tax savings since, due to the availability of NOLs, Grace does not expect to pay cash taxes in the U.S. in 2009 or 2010.  Foreign subsidiaries are assumed to pay cash taxes in the amount expensed each year.

I. CASH FLOW

We assume net cash provided by operating activities before Chapter 11 expenses and settlements to be $343 million in 2009 and $278 million in 2010.  We assume significant improvements in net working capital during the projection period, reflecting improvements in inventory management, extended payment terms with our suppliers, and more effective collection efforts.

Capital expenditures are assumed to decrease over 20% in 2009 reflecting reduced investments in new capacity and reduced maintenance requirements due to reduced production levels.  Capital expenditures are assumed to increase in 2010 as we invest in new capacity to support expected growth in 2010 and 2011.

The Financial Information assumes that we generate approximately $25 million in earnings and approximately $46 million in cash flow in 2009 from sales of non-strategic assets.  The proceeds of these sales are assumed to reduce our exit financing requirements.

Based on these efforts and others, the Financial Information reflects a reduction of $500 million in the assumed level of exit financing and a reduction of $45 million in the assumed level of annual interest expense when compared to previous estimates.  Such reductions also reflect improvements in cash forecasting and cash management within Grace, permitting us to operate with lower levels of cash on hand.

J.     PENSIONS

The Financial Information assumes that Grace will continue to fund all minimum required payments under our U.S. qualified plans and to fund non-U.S. pension plans based on applicable legal requirements and actuarial and trustee recommendations.  It is assumed that unfunded pay-as-you-go plan benefits will continue to be paid as they become due.  The Financial Information assumes cash payments of $59 million for the pension plans in 2009 and $88 million in 2010, compared to $68 million in 2008.  The 2010 funding levels assume that Grace elects to smooth losses incurred in 2008 over a three year period as permitted under ERISA for U.S. qualified plans. These amounts are not expected to vary significantly as a result of any changes in the returns on pension assets or the discount rates used to measure pension obligations; however changes in U.S. or foreign regulations over funding requirements could impact these projections.

The Financial Information assumes pension expense of $89 million in 2009 and 2010. Pension expense for 2010 could vary significantly from this amount based on the actual return on pension assets in 2009 compared to the assumed returns and the actual discount rate used to measure pension obligations in 2010 compared to the assumed rate.  Changes in service cost and other actuarial assumptions may also affect pension expense in subsequent periods.

K.    WARRANTS

Our advisors have estimated the equity value of Grace as of the Effective Date using the methodology described in Section 2.11 of the Disclosure Statement.  Based on such methodology, our advisors have estimated the per share equity value of Grace to be between $5.96 and $11.38 as of the Effective Date.  These estimates are hypothetical values developed solely for purposes of the Plan and may not reflect actual trading prices.  The actual closing price on the New York Stock Exchange of Grace’s common shares averaged $6.40 for the ten trading days preceding the filing of this Financial Information.

We assume a mid-point value for the Warrant of approximately $5 million at the Effective Date.  We assume that the valuation of Grace’s common stock will improve as we approach the Effective Date and significant remaining uncertainties related to our Chapter 11 cases and the Montana criminal proceeding are resolved.

We assume that the Warrant is exercised on December 31, 2010, and that the proceeds are used to repay outstanding debt.  We assume that the valuation of Grace’s common stock will improve after the Effective Date as our Chapter 11 cases become final and our growth and earnings prospects improve with improvements in global economic conditions.

L.    FIRST QUARTER, 2009

For the full year 2009, we assume Core EBIT of $241 million and net cash provided by operating activities before Chapter 11 expenses and settlements of $343 million.

For the first quarter of 2009, however, we assume Core EBIT to be negative.  We assume first quarter earnings to be unfavorably affected by three significant factors.

First, we assume sales volumes to be lower in the first quarter than in the remaining quarters of the year.  Sales volumes in our construction products segment are typically lowest in the first quarter of each year due to seasonal factors.

Second, we expect our cost of goods sold in the first quarter to reflect the peak raw materials and energy costs experienced in the fourth quarter of 2008 (which costs were capitalized in inventory in the fourth quarter of 2008).  In addition, we assume reduced levels of production in order to further reduce inventory levels, continuing the strategy we implemented in the fourth quarter of 2008.  As a result, we will experience less favorable fixed cost absorption resulting in lower gross profit.  Together, these effects are assumed to reduce first quarter gross profit by over $50 million when compared to the first quarter of 2008.  These effects are assumed to not be material in the second quarter of 2009 and are assumed to begin to have a significant positive effect by the third quarter.

Third, we assume restructuring charges of approximately $20 million in the first quarter resulting from previously announced restructuring actions.

We assume Core EBIT will improve in the remaining quarters of 2009 as sales volumes improve in our seasonal construction products segment and as high cost inventory is sold.

We assume cash flow to be positive for the first quarter.  We assume significant improvements in net working capital, including the reduction in inventories referenced above, and a significant reduction in capital expenditures.  Further, we assume that first quarter Core EBIT will include over $30 million of non-cash costs, including the expensing of inventory costs capitalized in prior quarters and the non-cash increase in pension expense.

W. R. Grace & Co. and Subsidiaries
Proforma Condensed Consolidated Balance Sheet

		Proforma Adjustments
In millions	December 31, 2008 Reported	Adjustment to Liability and Additional Expense	Borrowings Under New Credit Agreements	Disposition of COLI	Consideration to the Asbestos Trusts	Payment of Remaining Pre-Petition Liabilities	December 31, 2008 Proforma
ASSETS
Current Assets
Cash and cash equivalents	$460.1	$—	$1,150.0	$67.2	$(397.3)	$(1,182.7)	$97.3
Investment securities	21.6	—	—	—	—	—	21.6
Cash value of life insurance policies, net of policy loans	67.2	—	—	(67.2)	—	—	—
Trade accounts receivable, net	462.6	—	—	—	—	—	462.6
Inventories	354.8	—	—	—	—	—	354.8
Deferred income taxes	45.8	—	10.5	—	—	—	56.3
Other current assets	86.1	—	—	—	—	—	86.1
Total Current Assets	1,498.2	—	1,160.5	—	(397.3)	(1,182.7)	1,078.7

Properties and equipment, net	710.6	—	—	—	—	—	710.6
Goodwill	117.1	—	—	—	—	—	117.1
Deferred income taxes:
Net operating loss carryforward	—	—	(105.0)	(2.9)	140.8	163.5	196.4
Temporary differences	851.7	(104.8)	94.5	2.9	(140.8)	(151.2)	552.3
Asbestos-related insurance	500.0	—	—	—	(500.0)	—	—
Overfunded defined benefit pension plans	48.6	—	—	—	—	—	48.6
Other assets	149.3	—	—	—	—	—	149.3
Total Assets	$3,875.5	$(104.8)	$1,150.0	$—	$(897.3)	$(1,170.4)	$2,853.0

		Proforma Adjustments
In millions	December 31, 2008 Reported	Adjustment to Liability and Additional Expense	Borrowings Under New Credit Agreements	Disposition of COLI	Consideration to the Asbestos Trusts	Payment of Remaining Pre-Petition Liabilities	December 31, 2008 Proforma
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Debt payable within one year	$11.2	—	—	—	—	—	$11.2
Accounts payable	230.4	—	—	—	—	—	230.4
Other current liabilities	291.5	—	—	—	—	—	291.5
Total Current Liabilities	533.1	—	—	—	—	—	533.1

Debt payable after one year	0.6	—	1,150.0	—	361.1	—	1,511.7
Deferred income taxes	7.1	—	—	—	—	—	7.1
Minority interests in consolidated entities	73.1	—	—	—	—	—	73.1
Underfunded defined benefit pension plans	392.3	—	—	—	—	—	392.3
Unfunded pay-as-you-go defined benefit pension plans	136.7	—	—	—	—	—	136.7
Other liabilities	46.6	—	—	—	—	(0.7)	45.9
Total Liabilities Not Subject to Compromise	1,189.5	—	1,150.0	—	361.1	(0.7)	2,699.9

Pre-petition bank debt plus accrued interest	823.5	—	—	—	—	(823.5)	—
Drawn letters of credit plus accrued interest	30.0	—	—	—	—	(30.0)	—
Income tax contingencies	121.0	—	—	—	—	(26.2)	94.8
Asbestos-related contingencies	1,700.0	(399.3)	—	—	(1,263.4)	—	37.3
Environmental contingencies	152.2	—	—	—	—	(80.2)	72.0
Postretirement benefits	169.7	—	—	—	—	(17.0)	152.7
Other liabilities and accrued interest	116.5	—	—	—	—	(92.8)	23.7
Other nonoperating liabilities, including emergence contingencies	—	100.0	—	—	—	(100.0)	—
Total Liabilities Subject to Compromise	3,112.9	(299.3)	—	—	(1,263.4)	(1,169.7)	380.5
Total Liabilities	4,302.4	(299.3)	1,150.0	—	(902.3)	(1,170.4)	3,080.4

Shareholders’ Equity (Deficit)
Common stock issued	0.8	—	—	—	—	—	0.8
Paid-in capital	436.6	—	—	—	5.0	—	441.6
Accumulated deficit	(246.6)	194.5	—	—	—	—	(52.1)
Treasury stock, at cost	(57.4)	—	—	—	—	—	(57.4)
Accumulated other comprehensive income (loss)	(560.3)	—	—	—	—	—	(560.3)
Total Shareholders’ Equity (Deficit)	(426.9)	194.5	—	—	5.0	—	(227.4)
Total Liabilities and Shareholders’ Equity (Deficit)	$3,875.5	$(104.8)	$1,150.0	$—	$(897.3)	$(1,170.4)	$2,853.0

W. R. Grace & Co. and Subsidiaries

Proforma Consolidated Statements of Operations

		Proforma Year Ended December 31, 2008
In millions, except per share amounts	Note	As Reported	Proforma Adjustments	Proforma

Net sales		$3,317.0	$—	$3,317.0

Cost of goods sold		2,338.7	—	2,338.7
Selling, general and administrative expenses	1	595.0	(7.2)	587.8
Research and development expenses		82.7	—	82.7
Defined benefit pension expense		56.8	—	56.8
Interest expense and related financing costs	2	54.2	49.3	103.5
Interest accrued on deferred payments	3	—	33.9	33.9
Provision for environmental remediation		14.6	—	14.6
Chapter 11 expenses, net of interest income**	4,5	65.8	(45.8)	20.0
Other (income) expense, net	5	(32.0)	2.2	(29.8)
		3,175.8	32.4	3,208.2

Income before income taxes and minority interest		141.2	(32.4)	108.8
Benefit from (provision for) income taxes	6	(4.3)	11.0	6.7
Minority interests in consolidated entities		(15.4)	—	(15.4)
Net income		$121.5	$(21.4)	$100.1

Basic earnings per share:
Net income		$1.69	$—	$1.39
Weighted average number of basic shares		72.0	—	72.0

Diluted earnings per share:
Net income		$1.68	$—	$1.38
Weighted average number of diluted shares		72.5	—	72.5

**  $20.0 million represents estimated reorganization expenses that are assumed to be incurred post-emergence, and does not include       any offset for interest income on filing entity cash balances.

W.R. Grace & Co. and Subsidiaries

Consolidated Statements of Operations

As Reported and Projected

	As Reported Year Ended December 31,			Projected Year Ending December 31,
In millions, except per share amounts	2006	2007	2008	2009*	2010

Net sales	$2,826.5	$3,115.2	$3,317.0	$2,957	$3,123

Cost of goods sold	1,946.8	2,127.9	2,338.7	2,044	2,132
Selling, general and administrative expenses	593.8	600.6	595.0	578	555
Research and development expenses	65.6	79.5	82.7	80	81
Defined benefit pension expense	63.7	52.6	56.8	89	89
Interest expense and related financing costs	73.2	72.1	54.2	44	90
Interest accrued on deferred payments	—	—	—	—	37
Interest on initial payments to the Asbestos Trusts	—	—	—	27	—
Provision for environmental remediation	30.0	17.0	14.6	—	—
Chapter 11 expenses, net of interest income	49.9	86.4	65.8	45	20
Restructuring charges	—	—	—	20	—
Reduction of asbestos-related contingencies	—	—	—	(341)	—
Emergence contingencies, including legal expenses	—	—	—	100	—
Other (income) expense, net	(34.3)	(33.1)	(32.0)	(25)	(0)
	2,788.7	3,003.0	3,175.8	2,661	3,004

Income before income taxes and minority interest	37.8	112.2	141.2	296	119
Benefit from (provision for) income taxes	(2.8)	1.1	(4.3)	(97)	(41)
Minority interest in consolidated entities	(26.4)	(24.5)	(15.4)	(8)	(13)
Net income	$8.6	$88.8	$121.5	$192	$66

Basic earnings per share:
Net income	$0.13	$1.27	$1.69	$2.66	$0.91
Weighted average number of basic shares	67.9	70.1	72.0	72.0	72.0

Diluted earnings per share:
Net income	$0.13	$1.24	$1.68	$2.64	$0.91
Weighted average number of diluted shares	68.3	71.6	72.5	72.5	72.5

W.R. Grace & Co. and Subsidiaries

Consolidated Analysis of Continuing Operations

As Reported and Projected

	As Reported Year Ended December 31,			Projected Year Ending December 31,
In millions	2006	2007	2008	2009*	2010

Total Grace net sales	$2,826.5	$3,115.2	$3,317.0	$2,957	$3,123

Pre-tax income from core operations	225.4	297.2	299.7	241	274
Pre-tax income (loss) from noncore activities	(97.7)	(58.6)	(57.7)	163	(21)
Interest expense, including interest accrued on deferred payments	(73.2)	(72.1)	(54.2)	(71)	(127)
Interest income	6.8	7.6	3.8	1	0
Income before Chapter 11 expenses and income taxes	61.3	174.1	191.6	334	126
Chapter 11 expenses, net of interest income	(49.9)	(86.4)	(65.8)	(45)	(20)
Benefit from (provision for) income taxes	(2.8)	1.1	(4.3)	(97)	(41)
Net income (loss)	$8.6	$88.8	$121.5	$192	$66

Key Financial Measures:
Pre-tax income from core operations as a percentage of sales	8.0%	9.5%	9.0%	8.1%	8.8%
Pre-tax income from core operations as a percentage of sales adjusted for profit sharing of joint ventures:	8.9%	10.3%	9.5%	8.4%	9.2%
Pre-tax income from core operations before depreciation and amortization	$338.9	$410.6	$418.4	$357	$392
As a percentage of sales	12.0%	13.2%	12.6%	12.1%	12.6%
Depreciation and amortization	$113.5	$113.4	$118.7	$116	$118
Gross profit percentage (sales less cost of goods sold as a percent of sales):	31.1%	31.7%	29.5%	30.9%	31.7%

* Assumes plan of reorganization effective as of December 31, 2009.

W. R. Grace & Co. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

As Reported and Projected

	As Reported Year Ended December 31,			Projected December 31,
In millions	2006	2007	2008	2009*	2010

Operating Activities
Net income	$8.6	$88.8	$121.5	$192	$66
Depreciation and amortization	113.5	113.4	118.7	116	118
Reduction of asbestos-related contingencies	—	—	—	(341)	—
Payments for emergence contingencies	—	—	—	100	—
Chapter 11 expenses, net of interest income	49.9	86.4	65.8	45	20
(Benefit from) provision for income taxes	2.8	(1.1)	4.3	97	41
Income taxes paid, net of refunds	(51.6)	(51.1)	(42.4)	(20)	(32)
Minority interests in consolidated entities	26.4	24.5	15.4	8	13
Dividends paid to minority interests in consolidated entities	(6.7)	(12.0)	(13.4)	(20)	(13)
Interest accrued on pre-petition liabilities subject to compromise	71.3	70.9	49.4	39	—
Interest on deferred payments	—	—	—	—	37
Net (gain) loss on sales of investments and disposals of assets	(0.6)	(1.9)	(14.1)	(24)	—
Defined benefit pension expense	63.7	52.6	56.8	89	89
Payments under defined benefit pension arrangements	(121.5)	(105.7)	(67.7)	(59)	(88)
Payments under postretirement benefit plans	(13.9)	(5.0)	(6.6)	(7)	(7)
Net income from life insurance policies	(4.1)	(5.4)	(3.0)	—	—
Provision for (recovery of) uncollectible receivables	3.5	(0.4)	2.2	—	—
Provision for environmental remediation	30.0	17.0	14.6	—	—
Expenditures for environmental remediation	(10.9)	(9.5)	(4.9)	(15)	(7)
Expenditures for retained obligations of divested businesses	(3.6)	(1.0)	(1.1)	(1)	(1)
Changes in assets and liabilities, excluding effect of businesses acquired/divested and foreign currency translation:
Working capital items (trade accounts receivable, inventories, and accounts payable)	29.1	(67.1)	56.2	119	34
Other accruals and non-cash items, including changes in deferred income taxes	17.1	(2.8)	(28.8)	26	7
Net cash provided by operating activities before Chapter 11 expenses and settlements	203.0	190.6	322.9	343	278
Cash paid to resolve contingencies subject to Chapter 11	—	(10.3)	(252.0)	(1,643)	(17)
Chapter 11 expenses paid	(50.3)	(92.1)	(69.3)	(45)	(20)
Net cash provided by operating activities	152.7	88.2	1.6	(1,345)	241

Investing Activities
Capital expenditures	(119.2)	(136.9)	(132.2)	(104)	(139)
Investments in short term debt securities	—	(124.7)	—	—	—
Proceeds from sales of investment securities	—	—	70.7
Purchases of equity investment	—	(6.3)	(4.0)	—	—
Businesses acquired, net of cash acquired	(19.6)	(5.5)	—	—	—
Proceeds from sale of business/product line	—	21.8	—	46	(1)
Proceeds from termination of life insurance policies	0.3	14.8	12.7	67	—
Net investment in life insurance policies	(0.5)	(1.2)	(0.1)	—	—
Proceeds from sales of investments and disposals of assets	9.6	31.1	21.8	12	10
Net cash used for investing activities	(129.4)	(206.9)	(31.1)	20	(130)

Financing Activities
Net payment of loans secured by cash value of life insurance policies	(0.1)	(0.1)	—	—	—
Net (repayments) borrowings under credit arrangements	0.3	8.3	6.7	1,000	(170)
Fees paid under debtor-in possession credit facility	(2.4)	(2.6)	(2.3)	—	—
Proceeds from exercise of warrants and stock options	24.1	40.1	9.6	—	170
Net cash provided by (used for) financing activities	21.9	45.7	14.0	1,000	—
Effect of currency exchange rate changes on cash and cash equivalents	16.4	17.2	(4.9)	—	—
Increase (decrease) in cash and cash equivalents	61.6	(55.8)	(20.4)	(326)	111
Cash and cash equivalents, beginning of period	474.7	536.3	480.5	460	134
Cash and cash equivalents, end of period	$536.3	$480.5	$460.1	$134	$245

* Assumes plan of reorganization effective as of December 31, 2009.

W.R. Grace & Co. and Subsidiaries

Condensed Consolidated Balance Sheets

As Reported and Projected

	As Reported December 31,			Projected December 31,
In millions	2006	2007	2008	2009*	2010
ASSETS
Current Assets
Cash and cash equivalents	$536.3	$480.5	$460.1	$134	$245
Investment securities	2.3	98.3	21.6	10	—
Cash value of life insurance policies, net of policy loans	—	77.1	67.2	—	—
Trade accounts receivable, net	426.3	500.6	462.6	406	409
Inventories	324.5	362.9	354.8	278	276
Deferred income taxes	37.8	37.7	45.8	52	38
Other current assets	81.4	80.8	86.1	87	87
Total Current Assets	1,408.6	1,637.9	1,498.2	967	1,055

Properties and equipment, net	664.5	706.1	710.6	699	720
Goodwill	116.5	122.3	117.1	117	117
Deferred income taxes:
Net operating loss carryforwards	66.8	—	—	258	257
Temporary differences and tax credit carryforwards	646.4	747.5	851.7	523	529
Asbestos-related insurance	500.0	500.0	500.0	—	—
Overfunded defined benefit pension plans	38.4	54.1	48.6	49	49
Other assets	220.7	140.5	149.3	104	105
Total Assets	$3,661.9	$3,908.4	$3,875.5	$2,716	$2,832

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Debt payable within one year	$3.3	$4.7	$11.2	$11	$11
Accounts payable	172.7	191.3	230.4	215	251
Other current liabilities	272.6	325.1	291.5	302	301
Total Current Liabilities	448.6	521.1	533.1	528	563

Debt payable after one year	0.2	0.3	0.6	1,000	830
Deferred payments	—	—	—	395	432
Deferred income taxes	58.9	32.7	7.1	7	7
Minority interests in consolidated entities	61.1	73.2	73.1	61	61
Underfunded defined benefit pension plans	222.9	169.1	392.3	384	346
Unfunded pay-as-you-go defined benefit pension plans	126.7	137.9	136.7	128	128
Other liabilities	43.3	46.2	46.6	47	47
Total Liabilities Not Subject to Compromise	961.7	980.5	1,189.5	2,549	2,414

Pre-petition bank debt plus accrued interest	723.1	783.0	823.5	—	—
Drawn letters of credit plus accrued interest	16.4	26.9	30.0	—	—
Income tax contingencies	141.2	89.3	121.0	94	95
Asbestos-related contingencies	1,700.0	1,700.0	1,700.0	37	39
Environmental contingencies	361.1	394.7	152.2	57	50
Postretirement benefits	158.9	172.7	169.7	146	139
Other liabilities and accrued interest	120.9	110.9	116.5	24	11
Liabilities Subject to Compromise**	3,221.6	3,277.5	3,112.9	358	335
Total Liabilities	4,183.3	4,258.0	4,302.4	2,907	2,748

Shareholders’ Equity (Deficit)
Common stock issued	0.8	0.8	0.8	1	1
Paid-in capital	423.8	431.5	436.6	442	612
Retained earnings/(accumulated deficit)	(459.1)	(368.1)	(246.6)	(55)	11
Treasury stock, at cost	(96.0)	(63.7)	(57.4)	(57)	(57)
Accumulated other comprehensive income (loss)	(390.9)	(350.1)	(560.3)	(521)	(482)
Total Shareholders’ Equity (Deficit)	(521.4)	(349.6)	(426.9)	(191)	84
Total Liabilities and Shareholders’ Equity (Deficit)	$3,661.9	$3,908.4	$3,875.5	$2,716	$2,832

* Assumes plan of reorganization effective as of December 31, 2009.

** 2009 projected amounts represent pre-petition liabilities that are assumed to be reinstated but not paid at emergence. We retain      the current presentation here for transparency to these amounts.